Exhibit 99.1

FOR IMMEDIATE RELEASE

Limbach Holdings Reports First Quarter 2018 Results

Q1 2018 Revenues of $120.5 Million; Construction Revenues of $96.8 Million

Conference Call Scheduled for 9:00am ET Wednesday May 16, 2018

PITTSBURGH, PA. – May 15, 2018 -- Limbach Holdings, Inc. (NASDAQ: LMB) (“Limbach” or the “Company”) today announced financial results for the quarter ended March 31, 2018. Total revenues increased 4.7% versus the prior year period to $120.5 million in the first quarter of 2018. Construction segment revenue of $96.8 million grew 5.8% from the prior year period while Service segment revenues were flat at $23.7 million.

Other key financial highlights of the quarter included:

•	Gross margin was 11.0% in the first quarter of 2018, compared with 11.9% in the first quarter of the prior year. During the first quarter of 2018, gross profit was negatively impacted by $4.6 million of project-related write-downs. Excluding the impact of those write-downs, gross margin would have been 15.9%.
•	Construction revenue growth of 5.8% versus the same quarter in 2017 was primarily the result of strong performances in the Ohio, New England, Harper and Eastern Pennsylvania regions, offset by declines in the Michigan and Western Pennsylvania regions.
•	Selling, General and Administrative (“SG&A”) expenses totaled $15.7 million in the first quarter of 2018, compared with $14.6 million in the same quarter a year ago. As a percentage of revenues, SG&A expense was 13.0% in the first quarter of 2018, versus 12.6% in the first quarter of 2017. First Quarter 2018 SG&A included approximately $0.5 million of stock compensation expense that was not incurred in the prior year quarter.
•	Net loss in the first quarter of 2018 was $(2.4) million, compared with $(1.2) million for the same quarter in 2017.
•	Construction operations contributed 80.3% of total revenue, while Service operations contributed 19.7%.
•	Aggregate backlog at March 31, 2018 was $452.5 million, compared with $461.4 million at December 31, 2017. Current backlog consists of $38.6 million of Service work and $413.9 million of Construction work. Limbach expects approximately $291.0 million of current, aggregate backlog to be recognized as revenue in fiscal 2018.
•	Combined Construction and Service sales pipeline, a measure of opportunities the Company is tracking, continues to be robust and has grown to $3.4 billion.
•	The Company is increasing 2018 revenue guidance by $10 million to a range from $520 million to $540 million; Adjusted EBITDA guidance remains unchanged.

Management Commentary

Charlie Bacon, CEO of Limbach, commented, “Our 2018 sales effort is off to a great start as we have 94% of our budgeted sales for the year either in firm backlog or with firm commitments. We also have a number of projects that we are pursuing and which we feel our odds of winning are very good. Our Limbach Engineering and Design Services (“LEDS”) center in Orlando continues to be a key differentiator for us as 34% of our secured Construction segment opportunities are ‘Design-Build’ work. With that in mind, I am pleased to note that we are increasing our revenue guidance for the year.

Limbach Holdings, Inc.	Page 2
May 15, 2018

The macroeconomic backdrop for the non-residential construction industry continues to be very favorable, with the Tax Cuts and Jobs Act lending further support to corporate capital expenditure budgets. We monitor a variety of key indicators, including the American Institute of Architects (“AIA”) billing index, along with research groups such as FMI and Dodge Analytics. All continue to support the growth outlook we are seeing in the field.”

Mr. Bacon continued, “Labor shortages remain a hot-button issue for our industry and we are being as proactive as we can to remain ahead of the curve. An example of the impact labor can have can be seen in the write-downs we were forced to take in the quarter. As a whole, we had several significant projects concurrently underway within the Mid-Atlantic region with high craft labor requirements all hitting the business at once, which put pressure on our management and craft worker resources. In two cases, project timelines were negatively impacted by forces out of our control, such as the late delivery of structural steel. Given the extreme tight labor situation in the Mid-Atlantic geography, adding extra workers to get our share of the project done on time increased our costs. To address these issues, we are making investments in our employee training and advancement programs and expanding our modular construction initiative to reduce onsite labor, which we believe will serve Limbach well in the years ahead.”

First Quarter Summary

Revenues

First quarter 2018 revenues of $120.5 million were up 4.7% versus $115.2 million for the prior year period, driven by Construction segment growth of 5.8%. Service segment revenues were flat year over year at $23.7 million due to revenue growth in the Mid-Atlantic and Eastern Pennsylvania regions that was more than offset by revenue decreases in the Michigan and New England regions, primarily due to two projects that were completed since the first quarter of 2017. Construction operations accounted for 80.3% of revenues while Service operations provided the remaining 19.7%.

Gross Margin

Gross margin for the first quarter of 2018 was 11%, compared with 11.9% in the year ago quarter. During the first quarter of 2018 the Company incurred write-downs of approximately $4.6 million on six jobs, due to revisions in contract estimates. Excluding the write-downs, gross margin would have been 15.9%, which was level with the fourth quarter of 2017. On a dollar basis, gross profit in the first quarter was $13.3 million, compared with $13.8 million for the prior year period.

Selling, General and Administrative Expense

First quarter of 2018 SG&A expense was $15.7 million, compared to $14.6 million in the prior year period. As a percentage of total revenue, first quarter 2018 SG&A accounted for 13.0% compared with 12.6% in the first quarter of 2017. Year over year growth in SG&A, both in absolute dollars and as a percentage of revenue, was driven by higher salary and benefit expense as the Company continued to add staff. In addition, during the first quarter of 2018 the Company incurred approximately $0.5 million of stock compensation expense that was not present in the year ago quarter.

Net Loss

Net loss for the first quarter of 2018 was $(2.4) million, compared with a net loss of $(1.2) million in the prior year period, as project write-downs negatively impacted profitability. The Company also incurred a charge of $2.2 million due to the premium paid on the redemption of its previously-outstanding redeemable convertible preferred stock. As a result, Net loss attributable to Limbach Holdings, Inc. common stockholders was $(4.5) million, or $(0.60) per diluted loss per share of common stock.

Limbach Holdings, Inc.	Page 3
May 15, 2018

Backlog

Aggregate backlog at March 31, 2018 was $452.5 million, a decrease of 1.9% compared with $461.4 million at December 31, 2017. The Company also has commitments for $143.8 million of Construction work which has not yet been recorded as backlog. Within the aggregate backlog figures, Construction backlog at March 31, 2018 was $413.9 million, a decrease of 2.9% from $426.7 million at December 31, 2017. In addition, Service backlog at March 31, 2018 was $38.6 million compared to $34.7 million as of December 31, 2017. The Company expects approximately $291.0 million of total backlog to be converted to revenues within the current fiscal year.

Balance Sheet

At March 31, 2018, the Company had current assets of $161.6 million and current liabilities of $129.2 million, representing a current ratio of 1.25x. Working capital was $32.4 million at March 31, 2018, an increase of $1.6 million from December 31, 2017. Long-term debt was $35.2 million at March 31, 2018, up from $20.6 million at December 31, 2017.

2018 Guidance

The Company is increasing its previously announced revenue guidance for 2018 while keeping Adjusted EBITDA guidance unchanged, summarized in the table below.

FY 2018 Estimates
	Current	Previous
Revenues	$520 - $540 million	$510 - $530 million
Adjusted EBITDA	$20 - $24 million	$20 - $24 million

With respect to projected fiscal year 2018 Adjusted EBITDA, a quantitative reconciliation is not available without unreasonable efforts due to the high variability, complexity and low visibility with respect to taxes and other items, which are excluded from Adjusted EBITDA. We expect the variability of this item to have a potentially unpredictable, and potentially significant, impact on our future GAAP financial results.

Conference Call Details

Date:	Wednesday, May 16, 2018
Time:	9:00 a.m. Eastern Time

Participant Dial-In Numbers:

Domestic callers:	(866) 604-1698
International callers:	(201) 389-0844

Access by Webcast

The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of LMB’s website at www.limbachinc.com or by clicking on the conference call link: http://limbachinc.equisolvewebcast.com/q1-2018. An audio replay of the call will be archived on the Company’s website for 365 days.

Limbach Holdings, Inc.	Page 4
May 15, 2018

LIMBACH HOLDINGS, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three months ended March 31,
(in thousands, except share data and per share data)	2018	2017
Revenue	$120,549	$115,190
Cost of revenue	107,262	101,421
Gross profit	13,287	13,769
Operating expenses:
Selling, general and administrative expenses	15,666	14,567
Amortization of intangibles	335	1,008
Total operating expenses	16,001	15,575
Operating loss	(2,714)	(1,806)
Other income (expenses):
Interest expense, net	(769)	(454)
Gain (loss) on sale of property and equipment	16	(37)
Total other expenses	(753)	(491)
Loss before income taxes	(3,467)	(2,297)
Income tax benefit	(1,043)	(1,083)
Net loss	(2,424)	(1,214)
Dividends on cumulative redeemable convertible preferred stock	(113)	238
Premium paid on redemption of redeemable convertible preferred stock	2,219	0
Net loss attributable to Limbach Holdings, Inc. common stockholders	$(4,530)	$(1,452)

Earnings Per Share ("EPS")
Basic loss per share for common stock:
Net loss attributable to Limbach Holdings, Inc. common stockholders	$(0.60)	$(0.19)
Diluted loss per share for common stock:
Net loss attributable to Limbach Holdings, Inc. common stockholders	$(0.60)	$(0.19)
Weighted average number of shares outstanding:
Basic	7,541,422	7,454,491
Diluted	7,541,422	7,454,491

Limbach Holdings, Inc.	Page 5
May 15, 2018

LIMBACH HOLDINGS, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share data)	March 31, 2018	December 31, 2017
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$375	$626
Restricted cash	113	113
Accounts receivable, net	126,843	129,343
Costs and estimated earnings in excess of billings on uncompleted contracts	29,969	33,006
Other current assets	4,300	3,172
Total current assets	161,600	166,260
Property and equipment, net	18,320	17,918
Intangible assets, net	13,890	14,225
Goodwill	10,488	10,488
Deferred tax asset	4,707	3,664
Other assets	493	465
Total assets	$209,498	$213,020

LIABILITIES
Current liabilities:
Current portion of long-term debt	$7,301	$6,358
Accounts payable, including retainage	62,077	67,438
Billings in excess of costs and estimated earnings on uncompleted contracts	31,181	28,543
Accrued income taxes	2,088	2,220
Accrued expenses and other current liabilities	26,528	30,925
Total current liabilities	129,175	135,484
Long-term debt, net	35,188	20,556
Other long-term liabilities	1,038	861
Total liabilities	165,401	156,901

Redeemable convertible preferred stock, net, par value of $0.0001, 1,000,000 shares authorized, no shares issued and outstanding at March 31, 2018 and 280,000 issued and outstanding at December 31, 2017, respectively ($7,853 redemption value at December 31, 2017)	0	7,959
STOCKHOLDERS' EQUITY AND MEMBERS' EQUITY
Common stock, par value $0.0001, 100,000,000 shares authorized; 7,542,249 issued and outstanding at March 31, 2018 and 7,504,133 at December 31, 2017	1	1
Additional paid-in capital	53,099	54,738
Accumulated deficit	(9,003)	(6,579)
Total stockholders' equity	44,097	48,160
Total liabilities and stockholders' equity	$209,498	$213,020

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May 15, 2018

  LIMBACH HOLDINGS, INC.

  Condensed Consolidated Statements of Cash Flows

  (Unaudited)

(in thousands)	Three months ended March 31,
Cash flows from operating activities:	2018)	2017
Net loss	(2,424)	(1,214)
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	1,371	2,646
Allowance for doubtful accounts	20	266
Stock-based compensation expense	467	0
Amortization of debt issuance costs	68	45
Deferred income tax benefit	(1,043)	(1,083)
Accretion of preferred stock discount to redemption value	0	2
(Gain) loss on sale of property and equipment	(16)	37
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	2,481	6,231
(Increase) decrease in costs and estimated earnings in
excess of billings on uncompleted contracts	3,037	2,237
(Increase) decrease in other current assets	(1,129)	(573)
(Increase) decrease in other assets	(210)	0
Increase (decrease) in accounts payable	(5,362)	(3,197)
Increase (decrease) in billings in excess of costs and estimated
earnings on uncompleted contracts	2,639	(5,075)
Increase (decrease) in accrued taxes	(134)	0
Increase (decrease) in accrued expenses and other current liabilities	(16)	(4,955)
Increase (decrease) in other long-term liabilities	177	(94)
Net cash used in operating activities	(74)	(4,727)
Cash flows from investing activities:
Proceeds from sale of property and equipment	71	7
Decrease (increase) in advances to joint ventures	1	0
Purchase of property and equipment	(775)	(630)
Net cash used in investing activities	(703)	(623)

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May 15, 2018

LIMBACH HOLDINGS, INC.

Condensed Consolidated Statements of Cash Flows (continued)

(Unaudited)

	Three months ended March 31,
	2018	2017
Cash flows from financing activities:
Increase (decrease) in bank overdrafts	(4,299)	0
Payments on Credit Agreement term loan	(750)	(750)
Proceeds from Credit Agreement revolver	41,296	13,034
Payments on Credit Agreement revolver	(34,849)	(7,034)
Payments on term loan	0	(20)
Proceeds from Bridge Term Loan	10,000	0
Payments on Bridge Term Loan	(250)	0
Payments on financed insurance premium	0	(591)
Payment on capital leases	(475)	(404)
Convertible preferred stock redeemed	(9,191)	0
Convertible preferred stock dividends paid	(875)	0
Taxes paid related to net-share settlement of equity awards	(81)	0
Net cash provided by financing activities	526	4,235
Decrease in cash and cash equivalents	(251)	(1,115)
Cash and cash equivalents, beginning of period	626	7,406
Cash and cash equivalents, end of period	$375	$6,291
Supplemental disclosures of cash flow information
Noncash investing and financing transactions:
Property and equipment financed with capital leases	$718	$393
Interest paid	$729	$409
Financed insurance premium	$0	$2,135

Limbach Holdings, Inc.	Page 8
May 15, 2018

LIMBACH HOLDINGS, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three months ended March 31,		Increase/(Decrease)
(in thousands, except for percentages)	2018	2017	$	%
Revenue
Construction	$96,810	$91,465	5,345	5.8%
Service	23,739	23,725	14	0.0%
Total revenue	120,549	115,190	5,359	4.7%

Gross profit:
Construction	9,271	8,949	322	3.6%
Service	4,016	4,820	(804)	-16.7%
Total gross profit	13,287	13,769	(482)	-3.5%

Selling, general and administrative expenses:
Construction	7,866	7,281	585	8.0%
Service	4,019	3,451	568	16.5%
Corporate	3,781	3,835	(54)	-1.4%
Total selling, general and administrative expenses	15,666	14,567	1,099	7.5%

Amortization of intangibles (Corporate)	335	1,008	(673)	-66.8%

Operating income (loss):
Construction	1,405	1,668	(263)	-15.8%
Service	(3)	1,369	(1,372)	-100.2%
Corporate	(4,116)	(4,843)	727	15.0%
Operating income (loss)	$(2,714)	$(1,806)	(908)	-50.3%

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May 15, 2018

* Use of Non-GAAP Financial Measures

Adjusted EBITDA

In assessing the performance of our business, management utilizes a variety of financial and performance measures. The key measure is Adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial measure. We define Adjusted EBITDA as net income (loss) plus depreciation and amortization expense, interest expense, and taxes, as further adjusted to eliminate the impact of, when applicable, other non-cash items or expenses that are unusual or non-recurring that we believe do not reflect our core operating results. We believe that Adjusted EBITDA is meaningful to our investors to enhance their understanding of our financial performance for the current period and our ability to generate cash flows from operations that are available for taxes, capital expenditures and debt service. We understand that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties as a measure of financial performance and to compare our performance with the performance of other companies that report Adjusted EBITDA. Our calculation of Adjusted EBITDA, however, may not be comparable to similarly titled measures reported by other companies. When assessing our operating performance, investors and others should not consider this data in isolation or as a substitute for net income (loss) calculated in accordance with GAAP. Further, the results presented by Adjusted EBITDA cannot be achieved without incurring the costs that the measure excludes. A reconciliation of Adjusted EBITDA to net income (loss), the most comparable GAAP measure, is provided below.

Reconciliation of Adjusted EBITDA to Net Loss

	Three months ended March 31,
(in thousands)	2018	2017
Net loss	$(2,424)	$(1,214)

Adjustments:
Depreciation and amortization	1,371	2,646
Interest expense	769	454
Non-cash Stock-based compensation expense	467	0
Income tax benefit	(1,043)	(1,083)
Adjusted EBITDA	$(860)	$803

Limbach Holdings, Inc.	Page 10
May 15, 2018

About Limbach

Limbach Holdings, Inc. is an integrated building systems provider – managing all components of mechanical, electrical, plumbing and control systems, from system design and construction through performance and maintenance. The Company engineers, constructs and services the mechanical, plumbing, air conditioning, heating, building automation, electrical and control systems in both new and existing buildings. Customers include building owners in the private, not-for-profit and public/government sectors. With headquarters in Pittsburgh, PA, Limbach operates from 10 strategically located business units throughout the United States including Western Pennsylvania (Pittsburgh), Eastern Pennsylvania (Warrington, PA), New Jersey (South Brunswick), New England (Wilmington, MA), Ohio (Columbus and Athens, OH), Michigan (Pontiac and Lansing, MI), Southern California (Seal Beach, CA), and Mid-Atlantic (Laurel, MD). Our design engineering and innovation center, Limbach Engineering & Design Services, is based in Orlando, Florida. Harper Building Systems, a Limbach Holdings, Inc. company, operates throughout Florida with offices in Tampa and Lake Mary, North of Orlando. Our approximately 1,500 employees strive to be the customer’s 1st Choice in terms of the services provided, vertical markets and geographies served. Our commitment to safety, advanced technology, human development and reliable execution has enabled Limbach to attract and retain the industry’s top leadership talent, skilled craftspeople and professional management staff.

Forward-Looking Statements

We make forward-looking statements in this press release within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts for future events, including, without limitation, our earnings, adjusted EBITDA, revenues, expenses, capital expenditures or other future financial or business performance or strategies, results of operations or financial condition. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or similar expressions. These forward-looking statements are based on information available to us as of the date they were made, and involve a number of risks and uncertainties which may cause them to turn out to be wrong. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Please refer to our most recent annual report on Form 10-K , which is available on the SEC’s website (www.sec.gov), for a full discussion of the risks and other factors that may impact any forward-looking statements in this press release.

Limbach Holdings, Inc.	Page 11
May 15, 2018

Investor Relations:

The Equity Group Inc.

Jeremy Hellman, CFA

Senior Associate

(212) 836-9626 / jhellman@equityny.com

Or

Limbach Holdings, Inc.

John T. Jordan, Jr.

Executive Vice President and Chief Financial Officer

(301) 623-4799 / john.jordan@limbachinc.com

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